Exhibit 99.1

Tesla Q4 2020 Vehicle Production & Deliveries

In 2020, we produced and delivered half a million vehicles, in line with our most recent guidance. In addition, Model Y production in Shanghai has begun, with deliveries expected to begin shortly.

Q4 2020
	Production	Deliveries	Subject to operating lease accounting
Model S/X	16,097	18,920	11%
Model 3/Y	163,660	161,650	7%
Total	179,757	180,570	8%

2020
	Production	Deliveries
Model S/X	54,805	57,039
Model 3/Y	454,932	442,511
Total	509,737	499,550

Thank you to all of our customers, employees, suppliers, shareholders and supporters who helped us achieve another great year.

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Our net income and cash flow results will be announced along with the rest of our financial performance when we announce Q4 earnings. Our delivery count should be viewed as slightly conservative, as we only count a car as delivered if it is transferred to the customer and all paperwork is correct. Final numbers could vary by up to 0.5% or more. Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.

Forward-Looking Statements

Statements herein regarding the timing of future vehicle deliveries are “forward-looking statements” based on management’s current expectations and that are subject to risks and uncertainties. Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings. Tesla disclaims any obligation to update this information.

Investor Relations Contact:

ir@tesla.com